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                                                                    EXHIBIT 10.5

For the sake of developing good trading relationship, Dongguang Heng Li Zhen Company (hereafter named "Party A") together with Creative Master Ltd. (hereafter named "Party B") set the following agreement on 18th June, 1998.

1.   Responsibility of Both Parties

     Party B will supply facilities for the Party A starting from 6/1998. The total cost of these facilities is HK$3,040,000.

     Party B will supply all the material, supplementary material and packaging material while Party A will offer the corresponding plant, electricity and labor. Under the period of agreement, Party A should take the responsibility of process production and all the manufacturing products shmid direct to Party B only. Moreover, Party A can ask Party B for process cost or rent, land usage fee as well as management fee.

     After delivering all the facilities to Party A, Party B must at once send professionals to Party A in order to provide assembly and technique assistance. All the fees like wages, travelling telephone fees, daily electricity fees and accommodation fees spent by the technicians should be paid by Party B.

2.   Total Process Fee

     The total process fee of the first year should be HK$500,000. The amount of the second should be increased based on the first year with increment rate not less than 10%.

3.   Calculation of Process Fees

     i. The calculation of process fees should be decided by the consensus of both parties. The fees should be set according to the sample production pilot. During the production pilot period, Party B is responsible for paying HK$600/month/worker to Party A (first batch - 30 workers, other batches - 50 workers). After the production pilot period, the process fee will be paid according to the number of workers (each month: 26 working days, 8 hours a day), which should not less than HK$800.

     ii.  Party A is responsible for letting the factory plant (total area:
3,000m/2/) and dormitory.  The rental fee and usage fee of the factory plant
should be paid by Party B from the process fees.   The tax of the factory plant
should be paid by Party A.

     iii. The rental fee, land usage fee, management fee will increase by not less than 8% starting from the second year.
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4.   Society Foundation Fee

     Whenever a foreign employee is employed, the society foundation fee should be paid.

5.   Production

     Party Be sends representative to Party A in examining the quality and quantity of the products.

If it is observed that the supplementary material does not match the requirement or there are mistakes in the production process, it should be the responsibility of Party B. If it is required to re-produce the Produce it should also be paid by Party B.

After this agreement is effective, the production pilot period will last for 3 month. During these 3 months, the consumption rate and defective rate should be paid according to the actual price. After this period, such fees will be paid according to the consensus of both parties.

6.   Material and Delivery Date

     Party B has to provide sufficient material and packaging material for Party A to produce. Party B has to send the material to Party A 15 days before hand. Party A has to deliver the product according to the date, quantity, sample, etc of the agreement.

7.   Payment

     The payment of the process fee is paid after the products are delivered. Party B will pay Party A through the Bank of China in HK If Party B cannot pay on the due date, it has to compensate Party A according to the interest. rate of HK (at that time). At the same time, Party A has the right to stop production.

8.   Transportation

     The import of material and export of product should be transported through Shenzheu Hau" Kong Cuftm (or Man Kam Dou, Sha Tao Kok, Tai Ping Custom). The transportation cost will be paid by Party B, in which, the amount that Party A transport should meet the requirement of Party B

9.   Insurance

     i. It should be the responsibility of Party B to insure (comprehensive insurance) the material and packAging material, and the export of the products. Such
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comprehensive insurance should be handled by Dongguan Insurance Company and all premium should paid by Party B.

     ii. Both parties arm to join Social Labour Insurance Scheme for the staff and the premium is paid according to the proportion of their salary.

10.  Taxation

     Both paid have the responsibility to pay tax

11.  Unpredictable event

     Since the occurrences of earthquake, typhoon, flood and war are unpredictable, any party (say Party A) faces these events must inform the other party (say Party B) immediately. At the same time, Party A must inform Party B the detail of the unpredictable event (with sufficient evident provided by the local authority) which causes it unable to implement its responsibilities. Party B cannot ask for compensation if the damages are caused by these unpredictable events.

12.  Arbitration

     If the argument between the parties cannot be solved by coordination/cooperation, the China Commerce and Trading Arbitration Council will be involved. Both parties must accept the decision by this Council and the arbitration fee should be paid by the losing party.

13.  Duration of Agreement

     This agreement will be effective when it is approved by an authorized organization. The duration of this agreement is 5 years. When this agreement is going to expire, both parties should decide whether to extend their business relation or not.

     If the instruction of this agreement is inadequate, the parties can add some other instruction, which should then be approved by the authorized organization.

     There are 4 original copies of this agreement, Party A with 2 copies, Commercial Representative with I copy and Party B with 1 copy. They all have the same power. There also several supplementary copies.

1.   The custom fee (i.e. 0.5% of process fee) is paid by Party B, in which
Party A is responsible for preparing the invoice
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2.   The employment, arrangement of duties, etc. should follow the Labour Safety and Hygiene Management Ordinance and Fire Ordinance of the Peoples Republic of China. These ordinances we used to protect the safety and health of the workers.

3. Any of the following situation will be considered as the termination of one party:

     i. Party B cannot provide adequate facilities for production 6 months after the this agreement.

     ii. Both parties does not handle agreement extension procedures 6 months after the termination of this agreement.